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                                                                     EXHIBIT 4.4

    Securities Purchase Agreement dated as of _________, 19___ by and between AccuMed International, Inc. (the "Company"), a Delaware corporation having an office at 920 N. Franklin Street, Chicago, IL 60610 and the subscriber who executes this agreement at the end hereof ("Subscriber").

                              W I T N E S S E T H

    WHEREAS, Subscriber wishes to purchase shares of the Company's Common Stock on the terms and conditions hereinafter stated;

    WHEREAS, the Company wishes to issue such securities on the terms and conditions hereinafter stated;

    NOW THEREFORE, the Company and Subscriber agree as follows:

    1. Subscriber hereby agrees to purchase ______ shares of Common Stock of the Company ("Shares") being paid in full on the date hereof. The Company shall cause certificates for the Shares to be delivered to Subscriber promptly after the date hereof.

    2. Subscriber hereby represents and warrants to the Company, and acknowledges and intends that the Company will rely thereon, as follows:

        (a) Subscriber acknowledges that an aggregate of 125,000 shares of Common Stock are being offered by the Company at a price of $6.00 per share through American Equities Overseas, Inc. acting through American Equities Overseas (U.K.) Ltd. and that the Company is seeking to raise additional capital of approximately $1,000,000 through a contemporaneous private placement;

        (b) Subscriber has received and reviewed such information concerning the Company as Subscriber has requested;

        (c) Subscriber understands that he is acquiring the Shares for his own account for investment purposes only and not with a view to any distribution of such Shares and no other person has a direct or indirect interest in such Shares and Warrants;

        (d) Subscriber acknowledges and agrees that the Company has informed him that the Shares are not registered under any securities laws, and the Shares are restricted securities under the Securities Act of 1933, as amended (the "Act");

        (e) Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of
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                                   SIGNATURE PAGE

    Date:

                                          --------------------------------------
                                          Name of Subscriber

                                          --------------------------------------
                                          Signature of Subscriber or
                                          Authorized Representative of
                                          Subscriber

Type of Organization:  ---------------------------------------

Date of Formation:  ------------------------------------------

Jurisdiction of Formation:  ----------------------------------

Type of Business:  -------------------------------------------

Address of Principal Office:  -------------------------------

                           -----------------------------------

Business Telephone:  -----------------------------------------

Accepted:

ACCUMED INTERNATIONAL, INC.

By:
- -------------------------------------------

Title:  ---------------------------------  Date:  ------------------------